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                                                                 EXHIBIT 10.8(a)
                                                                  BKMU 2000 10-K

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 2nd day of January, 1990, by and between First Northern Savings Bank, S.A., a Wisconsin chartered savings and loan association (hereinafter referred to as "Employer"), and Michael D. Meeuwsen (hereinafter referred to as "Executive").

         WHEREAS, Executive has made a considerable and significant contribution to the success and development of Employer in his roles as Branch Manager, Savings Manager, Vice President-Operations, Executive Vice President and as President and Chief Operating Officer;

         WHEREAS, the Employer wishes to assure itself of the continued services of the Executive as the President and Chief Executive Officer and the Executive wishes to assume such position and is willing to serve in the employment of Employer on a full-time basis;

         WHEREAS, Executive and Employer have agreed that it is in their mutual best interest to enter into this Agreement pursuant to the terms and conditions described herein.

         NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including, without limitation, the promises and covenants described herein, the parties hereto hereby agrees as follows:

                                   ARTICLE I

                                   EMPLOYMENT

1.1      Term of Employment.

         Employer shall employ Executive for an initial period of five (5) years commencing on January 2, 1990 (the "Effective Date"). On each anniversary of the Effective Date, the term of employment shall be automatically extended by adding one additional year to the remaining term of this Agreement, unless either Employer or Executive gives the other party written notice, one hundred twenty
(120) days prior to such anniversary of the Effective Date, of such party's election not to extend the term of this Agreement. Executive's employment under this Agreement may otherwise be terminated only as contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.8 of this Agreement.




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1.2      Duties of Executive.

         Executive is hereby employed full-time to hold the office of President and Chief Executive Officer and to perform such executive duties as are normally performed by the President and Chief Executive Officer of similar institutions and Employer agrees that it will not reduce Executive's current job title, status and responsibilities without Executive's consent. Executive hereby accepts such employment and undertakes to use his best efforts to discharge his duties and responsibilities. Unless Executive's employment is earlier terminated pursuant to the terms of this Agreement, during the term of this Agreement, Executive shall devote substantially his full business time to the discharge of his duties and responsibilities under this Agreement, except for vacations in accordance with this Agreement and with Employer's vacation policy applicable with this Agreement and with Employer's vacation policy applicable to executive personnel. This provision shall not prevent Executive from devoting a reasonable amount of time during normal business hours to serving as a director, trustee or member of any charitable, community, trade or financial industry committee or organization.

1.3      Base and Incentive Compensation.

         During the term of this Agreement, Executive shall be entitled to an annual base salary equal to not less than $84,000.00 per year. Executive's annual salary will be reviewed annually by the Board of Directors of Employer on the basis of his performance to such date and the progress of Employer and shall be increased as of such date if so determined by the Board in its absolute discretion. Executive shall also be entitled to receive incentive compensation which compensation shall be calculated in accordance with the provisions of Employer's Management Incentive Plan; as in effect from time to time. Executive's base salary shall be payable periodically according to the normal practice of Employer and his incentive compensation shall be payable as earned in accordance with the provisions of Employer's Management Incentive Plan.

1.4      Expense Reimbursement.

         Executive shall be entitled to reimbursement of business expenses reasonably incurred in connection with this employment and expenses incurred by his spouse when accompanying Executive on business trips upon presentation of adequate documentation consistent with the normal practice and policy of Employer.

1.5      Benefits.

         (a) In accordance with Employer's policies, in effect from time to time, Executive shall be entitled, at the expense of Employer, to: (i) membership or appropriate affiliation with a service club and a recreational club and (ii) the full-time use of an Employer-owned or leased automobile and reasonable associated expenses. Executive shall have access to mortgage and consumer financial from Employer, with terms consistent with the normal practice of Employer. Executive shall also be provided with such educational assistance as is reasonably related to the performance of his duties hereunder.




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         (b) Executive shall be entitled to an annual vacation, sick leave and other time off in accordance with Employer's established Personnel Policy as in effect from time to time.

         (c) Employer shall maintain for Executive term life insurance coverage in such amount as is provided in accordance with Employer's established policy in effect from time to time. Such life insurance shall be maintained for the benefit of the Executive, who shall e entitled to designate all beneficiaries of such life insurance.

         (d) Employer shall maintain medical and dental insurance on such terms and in such amounts as are generally offered to or provided for any other executives of Employer. Employer shall also pay for the cost of an annual physical examination of the Executive.

         (e) Executive shall be entitled to participate in all of Employer's retirement or pension plans, stock option, employee stock option plans or other similar plans as in effect from time to time in accordance with and to the extent qualified under the provisions of such plans.

         (f) Executive shall be entitled to participate, at Employer's expense, in any short-term and long-term disability plans which cover other executives of the Employer.

         (g) In addition to the foregoing benefits, Executive shall also be entitled to participate in any such other employee benefit plans or programs as are offered to or provided for any other executive of Employer from time to time.

1.6      Directors and Officers Insurance.

         Employer shall use its best efforts to provide Executive during the initial or any extended term of this Agreement with insurance coverage against business liability to the extent that such coverage is reasonably available for officers and directors of financial institutions of comparable size.

1.7      Indemnity by Employer.

         For valuable consideration as a material inducement to Executive to enter into this Agreement, Employer shall take whatever actions are necessary to provide indemnification of Executive by Employer for business liability, including without limitation liability as a director and officer to all interested parties, to the fullest extent it can be made available under applicable law.

1.8      Election to Board of Directors.

         Until Executive is no longer employed by Employer, Employer shall use its best efforts to cause Executive to be elected to Employer's Board of Directors.





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                                   ARTICLE II

                            TERMINATION OF EMPLOYMENT

2.1      Termination at Expiration of the Term of this Agreement.

         (a) At the termination of employment by reason of the expiration of the original or any extended term of this Agreement pursuant to an election by Executive under Section 1.1, Executive shall be entitled to receive (i) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, and (ii) compensation for accrued but unused vacation time. Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA").

         (b) At the termination of employment by reason of the expiration of the original or any extended term of this Agreement pursuant to an election by Employer under Section 1.1, Executive shall be entitled to receive (i) an amount equal to one hundred percent (100%) of his annual base salary at the date of termination, (ii) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, and (iii) compensation for accrued but unused vacation time. Executive shall be owed and Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable when earned as provided in Section 1.3 hereof), within fifteen (15) days after the termination of Executive pursuant to this Section 2.1(b), and until such amounts are paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily. Furthermore, at Employer's cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical insurance to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to the Section 2.1(b) for a period of twelve (12) months from the date of termination of employment, unless Executive reaches age 65 or becomes employed by another company and become eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will be entitled, at the expense of Employer, to further medical coverage to the extent required by COBRA. Notwithstanding anything contained herein to the contrary, if Executive becomes unable to perform each of the material duties of his employment under this Agreement prior to his termination of employment pursuant to this paragraph
(b), and Executive thereafter, as a result of the same condition, becomes Totally and Permanently Disabled as defined in Section 2.3, Executive will be entitled to the Full Disability Benefits (as defined in Section 2.3) provided for in Section 2.3 upon his termination of employment.




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2.2      Termination for Death or Retirement.

         If Executive's employment is terminated by reason of Executive's retirement or death then Executive, or Executive's personal representative, as the case may be, shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (b) compensation for accrued but unused vacation time. Employer shall pay the amounts due under this Section 2.2 to Executive or Executive's personal representative within thirty (30) days of Executive's retirement or death, as the case may be. Executive's spouse and dependent children shall continue to be entitled, at the expense of Employer in the case of death and at the expense of Executive in the case of retirement, to further medical coverage to the extent required by COBRA. The term "retirement" shall mean the Executive's retirement in accordance with and pursuant to any retirement plan of the Employer generally applicable to its executive officers or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

2.3      Termination for Disability.

         If Executive becomes Totally and Permanently Disabled during the term of this Agreement, Executive's employment may be terminated by the Employer at any time during the continuance of such disability. The Executive is Totally and Permanently Disabled if he is unable to perform each of the material duties of his employment under this Agreement, by reason of any disability, illness, accident or condition, for a period of more than six consecutive months during any twelve-month period, which is expected to continue for more than one year as certified by a medical doctor of Executive's own choosing and concurred in by a doctor of Employer's choosing.

         Upon termination as described in this Section 2.3, Executive shall be entitled to receive (a) an amount equal to one hundred percent (100%) of Executive's annual base salary at the date of termination, (b) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (c) compensation for accrued but unused vacation time. In addition, at Employer's cost, employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in
Section 1.5 hereof: (i) life insurance and medical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which the Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section
2.3 for a period of twelve (12) months from the date of termination of employment, unless Executive reaches age 65 or becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children shall continue to be entitled, at the expense of Employer, to further medical coverage to the extent required by COBRA. In addition to the foregoing, Employer and Executive intend that Executive will receive benefits upon his termination of employment pursuant to this Section 2.3 (or




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upon his termination of employment pursuant to an election by Employer under
Section 1.1, if Executive becomes unable to perform each of the material duties of his employment under this Agreement prior to such termination of employment, and Executive thereafter, as a result of the same condition, becomes Totally and Permanently Disabled) comparable in amount and duration to those Executive would receive under Employer's current short-term and long-term disability plans if the maximum benefit limitation and eligibility periods did not apply (such benefits referred to hereafter as "Full Disability Benefits"). Employer shall use its best efforts to obtain and maintain insurance coverage to provide for the Full Disability Benefits, which insurance coverage may include insured benefits under the Employer's short-term and long-term disability plans for executives (all such insurance referred to hereafter as "Disability Insurance"). To the extent that the payments to Executive under the Disability Insurance are less than the payments due under the Full Disability Benefits, Employer shall be obligated to provide the amount of such deficiency out of its general funds. Such deficiency shall be paid by Employer to Executive in the form of a periodic supplement to any Disability Insurance payments.

2.4      Voluntary Termination by Executive or Termination by Employer for
         Cause.

         Employer may terminate Executive's employment hereunder for cause (as such term is defined below). If Executive's employment is voluntarily terminated by Executive or is terminated by Employer for cause, Executive shall be entitled to receive (a) Executive's theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the date of termination, and (b) compensation for accrued but unused vacation time, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

         Termination by Employer for cause shall mean termination because of the Executive's Personal Dishonesty (as hereinafter defined), Incompetence (as hereinafter defined), Willful Misconduct (as hereinafter defined), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, Willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement; provided, however, in the event Employer determines that Executive has intentionally failed to perform his stated duties or materially breached this Agreement, Employer may not terminate Executive for cause unless Employer has notified Executive of such failure or breach, Executive has been given a reasonable period of time to cure such failure or breach, and in the opinion of Employer, Executive has not cured such failure or breach. For the purpose of this Agreement: (i) "Incompetence" means Executive's demonstrated lack of ability to perform the duties assigned to him which lack of ability directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; (ii) "Personal Dishonesty" means conduct on the part of Executive which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; and (iii) "Willful Misconduct" means conduct on the part of Executive which evinces a deliberate



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disregard of the interest of Employer and which causes (or the Board of
Directors determines is reasonably likely to cause) direct material injury to Employer.

2.5      Termination by Employer Without Cause or Termination by Executive for
         Cause.

         (a) In the event Employer reduces Executive's base compensation, responsibilities or duties without Executive's consent or otherwise breaches this Agreement, Executive may elect to terminate this Agreement for cause. In the event Employer terminates Executive other than under Section 2.2 (death/retirement), Section 2.3 (disability) or Section 2.4 (voluntary termination by Executive or termination by Employer for cause) or Executive elects to terminate his employment hereunder for cause, then in either such event Executive shall receive (i) one hundred percent (100%) of his base salary at the time of termination until the date twelve (12) months after the expiration of the then current term of employment under Section 1.1 (provided such compensation shall not exceed an amount equal to 60 months of such base salary), (ii) Executive's theretofore unpaid base salary and incentive compensation, prorated to the end of the calendar month in which such termination occurs, and (iii) compensation for accrued but unused vacation time. Executive shall be owed, and Employer shall be obligated to pay to Executive, the entire amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable within the period of time provided in Section 1.3) within fifteen (15) days after the termination of Executive pursuant to this Section 2.5, and until such amount is paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily.

         (b) Furthermore, if Employer terminates Executive pursuant to this
Section 2.5, at Employer's cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer's policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section
2.5 for a period of twelve (12) months from the end of the then current term of employment under Section 1.1, unless Executive reaches age 65 or becomes employed by another company and is eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will be entitled, at the expense of Employer, to further medical coverage to the extent required by COBRA.

         (c) If Employer terminates Executive pursuant to this Section ;2.5, the Executive shall also be entitled to receive an additional benefit. Such benefit shall be an amount equal to the product of the Employer's annual aggregate contribution, for the benefit of the Executive in the year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section 1.1 Such benefit shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Employer at the time of termination.





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2.6      Termination by Executive Due to Change in Control.

         (a) Following a Change in Control (as hereinafter defined), Executive may, by giving notice to Employer, immediately terminate his employment under this Agreement upon the occurrence of any of the following:

                  (i) any reduction in Executive's base or incentive compensation, or employee benefits described in Section 1.4, 1.5, 1.6 and 1.7 and provided to Executive immediately preceding a change in control (other than changes in benefits required by law and applicable to all employees generally), or any reduction in the position, responsibilities or duties of Executive in a manner which would diminish his stature and prestige as the senior executive officer of Employer;

                  (ii) a determination by Executive made in good faith that as a result of such Change in Control, whether because of substantial change in management practices and philosophy from those which existed prior to the Change in Control or otherwise, he is unable to, and it would not be in the best interests of Employer for him to, carry out the authorities, powers, functions, responsibilities or duties attached to his position as contemplated by this Agreement;

                  (iii) a transfer of Executive by Employer requiring Executive to have his principal location of work more than fifty (50) miles from Employer's present principal office; or

                  (iv) a requirement by Employer that Executive travel materially more than that amount of time which has historically been required by Employer of an employee in the Executive's position.

         If Executive terminates this Agreement pursuant to this Section 2.6, Executive shall have the right to receive payments and benefits under Section
2.5 as if a termination by Employer without cause has occurred. In addition, Executive shall be entitled to the continued full-time use of an Employer-owned or leased automobile and membership in a service and a recreational club for a period of twelve (12) months from the end of the then current term of employment under Section 1.1 subject to the same limitations expressed with reference to other benefits under Section 2.5.

         (b) For purposes of this Agreement, a "Change in Control" means either:
(i) a Change of Directors, which shall be deemed to have occurred if, during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of Employer, cease for any reason to constitute at least a majority thereof, or (ii) the occurrence of any of the following events:

                           (A) There is a Successor (as hereinafter defined) of
                  or to Employer;

                           (B) The filing of Employer of a report or proxy
                  statement with the Office of Thrift Supervision ("OTS") or the Securities and Exchange Commission disclosing in response to
                  Item 1 of Form 8-K or Item 5 of





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                  Part II of Form 10-Q, each promulgated pursuant to the
                  Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 5(f) of Schedule 14A promulgated thereunder, or successor Items, that a Change in Control of Employer has or may have occurred pursuant to any contract or transaction; or

                           (C) The determination that any individual, group of
                  persons, partnership, corporation or other organization has acquired "control" of Employer as defined in Section 574.4 of the Rules and Regulations issued by the OTS under the Home Owners' Loan Act as amended (the "Regulations"); provided, however, that if such individual, group of persons, partnership, corporation or other organization, or any of them, shall be required to file an application with the OTS as required by Section 574.3 of the Regulations as a condition to their acquisition of title of any of such voting securities, the acquisition of such control for purposes of this paragraph
                  (C), of such voting securities shall not be deemed to have occurred until the OTS shall have given its approval.

2.7      Successors and Binding Agreements.

         (a) This Agreement shall be binding upon and insure to the benefit of Employer and any Successor of or to Employer, but shall not otherwise be assignable or delegatable by Employer. "Successor" shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Employer whether by sale, merger, consolidation, reorganization or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes and legatee.

         (c) Employer shall require any Successor to agree (by agreement in form and substance satisfactory to Executive) within thirty (30) days after becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

         (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 2.7.

2.8      Termination or Suspension as Required by Law.

         Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of Employer to continue employing Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. 563.39), or similar succeeding regulations:




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         (a) In the event that Employer is in "default" (as defined in section
3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1813 (x)(1)) the obligation to employ Executive hereunder shall terminate as of the date of said default.

         (b) If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under section 8(e)(3) or section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), Employer's obligations under this Agreement shall be suspended as of the date of service of such notice, unless such suspension is stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion (i) pay Executive the compensation withheld while its obligations hereunder were suspended, and (ii) reinstate any of its obligations which were suspended.

         (c) If Executive is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of Employer hereunder shall terminate as of the effective date of the order.

         (d) All obligations under this Agreement shall be terminated, except to the extend determined that continuation of this Agreement is necessary for the continued operation of Employer, (i) by the Director of OTS, or his or her designee, at the time the FDIC or the Resolution Trust Corporation ("RTC") enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of OTS or, his or her designee, at the time the Director, or his or her designee, approves a supervisory merger to resolve problems related to the operation of Employer or when Employer is determined by the Director of OTS to be in an unsafe or unsound condition.

         (e) Termination pursuant to subparagraph (a) or (d) of this Section 2.8 shall be treated, and suspension pursuant to subparagraph (b) may, at the Executive's option, be treated, as a termination by the Employer without cause entitling Executive to the benefits payable under Section 2.5. Termination pursuant to subparagraph (c) shall be treated as a termination for cause under
Section 2.4. Termination under this Section 2.8 shall not affect other rights hereunder which are vested at the time of such termination.

2.9      Limitations on Termination Compensation.

         (a) In the event that the severance benefits payable to the Executive under Section 2.5, 2.6 or 2.8 ("Severance Benefits"), or any other payments or benefits received or to be received by the Executive from the Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Employer) or any corporation ("Affiliate") affiliated with the Employer within the meaning of Section 1505 of the Internal Revenue Code of 1986, as amended (the "Code"), in the opinion of tax counsel selected by the Employer's independent auditors and acceptable to the Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to the Executive




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by the Employer (or an Affiliate) and includible in the Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employer occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Employer (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 2.9, or (B) in the opinion of tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Employer. The Base Amount shall include every type and form of compensation includible in the Executive's gross income in respect of his employment by the Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

         (b) The Executive shall have the right to request that the Employer obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G. If a ruling is sought pursuant to the Executive's request, no Severance Benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days form the date of such ruling. For purposes of this Section 2.9(b), the Executive and the Employer agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided in Subsection 2.9(a) with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service's notice indicating that no ruling would be forthcoming.

                                  ARTICLE III

                             LEGAL FEES AND EXPENSES

         It is the intent of Employer that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement but litigation, arbitration or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Agreement or in the event that Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation,





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arbitration or other legal action designed to deny, or to recover from
Executive, the benefits intended to be provided to Executive hereunder, Employer irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of Employer as hereafter provided, to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against Employer or any director, officer, shareholder or other person affiliated with Employer, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship with such counsel, and in that connection Employer and Executive agree that a confidential relationship shall exist between Executive and such counsel. Employer shall pay and be solely responsible for reasonable and necessary attorneys' and related fees and expenses incurred by Executive as a result of Employer's failure to perform this Agreement or any provision thereof or as a result of Employer or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid. All such fees and expenses shall be paid, or reimbursed to Executive if paid by Executive, on a regular, periodic basis upon presentation by Executive to Employer of a statement or statements prepared by such counsel and containing such information and detail as may be requested by Employer.

                                   ARTICLE IV

                               GENERAL PROVISIONS

4.1      Entire Agreement.

         This Agreement supersedes any other agreements, oral or written, between the parties with respect to the employment of Executive by Employer, and contains all of the agreements and understandings between the parties with respect to such employment. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

4.2      Withholding of Taxes.

         Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

4.3      Notices.

         Any notice to be given hereunder by either party to the other may be made by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change his or its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated five (5) days after the date of mailing.

         If to Employer, addressed to:

                  First Northern Savings Bank, S.A.
                  P.O. Box 100
                  Green Bay, WI 54305-0100
                  Attention:  Secretary

         If to Executive, addressed to:

                  Michael D. Meeuwsen
                  4755 Braemer Circle
                  New Franken, WI 54229

4.4      Governing Law.

         This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and, to the extent applicable, of the United States.

4.5      Incapacity.

         If Employer shall reasonably and in good faith find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person reasonably and in good faith deemed by Employer to have incurred expense for such person otherwise entitled to payment in such manner and proportions as Employer may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of Employer to make such payment to Executive.

4.6      Waivers.

         The waiver by any party of any breach, default, misrepresentation or breach of warranty or covenant in this Agreement, whether intentional or not, shall be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant herein and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

4.7      Severability.

         In case any one or more of the provision contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

4.8      Remedies Cumulative.

         Remedies under this Agreement of any party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

4.9      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.10     Headings.

         The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning thereof.

4.11     Additional Documents.

         Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                       FIRST NORTHERN SAVINGS BANK, S.A.



                                       By:___/s/________________________________
                                          Walter E. Klunk, Chairman of the Board



                                       Attest: ___/s/___________________________
                                               Marla J. Carr, Secretary


                                       MICHAEL D. MEEUWSEN



                                       _____/s/_________________________________